Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Performance First

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2006-MTNDD024 Subject to Completion, Dated June 23, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Callable Index LASERSSM

Callable Index LeAding

StockmarkEt Return Securities

Callable Index LASERSSM Based Upon the

U.S.–Europe–Japan Basket

Due 2009

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

June 23, 2006

2	CALLABLE INDEX LASERSSM

Callable Index LASERSSM

Based Upon the U.S.-Europe-Japan Basket Index LeAding StockmarkEt Return Securities due 2009

This offering summary represents a summary of the terms and conditions of the Callable Index LASERS. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

OVERVIEW OF THE CALLABLE INDEX LASERSSM

The Callable Index LeAding StockmarkEt Return Securities Based Upon the U.S.-Europe-Japan Basket due 2009, or Callable Index LASERSSM, are callable index-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately 3 years. Some key characteristics of the Index LASERS include:

°	Leveraged Upside Participation. The Callable Index LASERS are index-linked investments that offer investors leveraged participation in the upside growth potential of the Underlying Basket which is comprised of three equity sub-indices: the S&P 500® Index, the Dow Jones EURO STOXX 50® IndexSM and the Nikkei 225 Stock AverageSM. Thus, if the performance of the Underlying Basket is positive (the Ending Value of the Underlying Basket is greater than its Starting Value) and the Callable Index LASERS are not called prior to maturity, then you will participate in such positive return at a rate of approximately 150% (to be determined on the Pricing Date). If the performance of the Underlying Basket is negative (the Ending Value of the Underlying Basket is less than its Starting Value) and the closing value on any trading day during the term of the Callable Index LASERS has declined 30% or more from its Starting Value, you will participate fully in such decline but not on a leveraged basis.

°	Mandatory Call. The Callable Index LASERS are mandatorily callable by the Issuer on any of the three Call Dates during any annual Call Determination Period, commencing approximately one-year after the Pricing Date, if on any Call Date the closing value of each of the three sub-indices is equal to or greater than its Initial Sub-Index Value on the Pricing Date. The Callable Index LASERS will be called on such Call Date even if the closing value of the Underlying Basket is less than or equal to a predetermined level (in this case, a decline of approximately 30%, to be determined on the Pricing Date) on any index business day before such Call Date. If mandatorily called, you will receive an amount in cash per Callable Index LASERS equal to $10 plus the applicable Mandatory Call Premium, which is expected to be approximately (i) 10%-11% (to be determined on the Pricing Date), if called in July 2007, (ii) 20%-22% (to be determined on the Pricing Date), if called in July 2008 and (iii) 30%-33% (to be determined on the Pricing Date), if called in July 2009.

°	No Current Income. The Callable Index LASERS do not offer any current income or distributions, which means that you will not receive any periodic interest or other

CALLABLE INDEX LASERSSM	3

payments on the Callable Index LASERS prior to one of the mandatory Call Dates or the Maturity Date. Further, you will not be entitled to any of the dividend payments or other distributions, if any, made on the stocks included in the three sub-indices that comprise the Underlying Basket.

°	No Principal Protection. If the Callable Index LASERS are not called prior to maturity and the performance of the Underlying Basket is negative, at maturity you will receive $10 in cash unless the closing value of the Underlying Basket on any index business day after the Pricing Date up to including the Valuation Date is less than or equal to 70 (a decrease of 30% from its Starting Value of 100). In that case, you will participate fully in such decline and the value of the Callable Index LASERS at maturity will be less than the amount of your initial investment and could be zero, in which case your investment in the Callable Index LASERS will result in a loss. Accordingly, while the Callable Index LASERS may provide limited protection against the decline in the value of the Underlying Basket , the Callable Index LASERS are not principal protected.

The Callable Index LASERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Callable Index LASERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Callable Index LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the Callable Index LASERS at maturity will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the Callable Index LASERS is not guaranteed.

TYPES OF INVESTORS

The Callable Index LASERS may be an attractive investment for the following types of investors:

°	Investors looking for potential enhanced upside exposure to the Underlying Basket but willing to accept a fixed per annum return if the Callable Index LASERS are called

°	Investors willing to accept downside exposure to the Underlying Basket with limited protection

°	Investors who seek to add an equity index-linked investment to further diversify their portfolio

°	Current or prospective holders of exchange traded funds and index funds benchmarked to the sub-indices that comprise the Underlying Basket

4	CALLABLE INDEX LASERSSM

PRELIMINARY TERMS

Issuer:	Citigroup Funding Inc.
Security:	Callable Index LeAding StockmarkEt Return Securities (Callable Index LASERSSM) Based Upon the U.S.-Europe-Japan Basket
Guarantee:	Any payments due on the Callable Index LASERS are fully and unconditionally guaranteed by Citigroup, Citigroup Funding’s parent company; however, because the Callable Index LASERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest
Rating of the Issuer’s Obligations:	Aa1 / AA- (Moody’s / S&P) based upon the Citigroup guarantee
Principal Protection:	None
Pricing Date:	, 2006
Issue Date:	Approximately 3 business days after the Pricing Date
Valuation Date:	Approximately 3 years after the Pricing Date
Maturity Date:	Approximately 3 years after the Issue Date
Underlying Basket:	U.S.-Europe-Japan Basket, comprised of the following three sub-indices: the S&P 500® Index, the Dow Jones EURO STOXX 50 IndexSM and the Nikkei 225 Stock AverageSM (will be published under the symbol “CFIBG”)
Issue Price:	$10.00 per Index LASERS
Coupon:	None
Payment at Maturity:	If not previously called, for each $10 Callable Index LASERS, $10 plus an Basket Return Amount, which may be positive, zero or negative
Basket Return Amount:

(1) If the Basket Return is positive, $10* Basket Return* Upside Participation Rate

(2) If the Basket Return is zero, $0

(3) If the Basket Return is negative and the closing value of the Underlying Basket on every index business day after the Pricing Date up to and including the Valuation Date is greater than 70 (a decrease of less than 30% from the Starting Value), $0

(4) If the Basket Return is negative and the closing value of the Underlying Basket on any index business day after the Pricing Date up to and including the Valuation Date is less than or equal to 70 (a decrease of 30% or more from the Starting Value), $10* Basket Return (which will be negative)

Basket Return:	The Basket Return will be computed as follows:
Ending Value - Starting Value Starting Value
Starting Value:	100
Ending Value:	The closing value of the U.S.-Europe-Japan Basket on the Valuation Date
Upside Participation Rate:	Approximately 150% (to be determined on the Pricing Date)
Mandatory Call Feature:	Mandatorily callable annually in whole, but not in part, on any Call Date if on any Call Date the closing value of each of the three sub-indices is equal to or greater than its Initial Sub-Index Value. If we call the Callable Index LASERS during any Call Determination Period, the related call payment date will be at least three business days after the relevant Call Date or, in the case of the Call Determination Period beginning on July , 2009, at maturity
Call Dates:	Any index business day during any Call Determination Period
Call Determination Period:	Each of the three consecutive index-business-day periods, staring on and including July , 2007; July , 2008; or July , 2009
Initial Sub-Index Value:	For each sub-index, the closing value of that index on the Pricing Date.
Mandatory Call Premium:

(1) Approximately 10% to 11% (to be determined on the Pricing Date), if called in July 2007

(2) Approximately 20% to 22% (to be determined on the Pricing Date), if called in July 2008

(3) Approximately 30% to 33% (to be determined on the Pricing Date), if called in July 2009

Call Price:	(1) $ per Mandatory Callable Index LASERS, if called in July 2007 (2) $ per Mandatory Callable Index LASERS, if called in July 2008 (3) $ per Mandatory Callable Index LASERS, if called in July 2009
Listing:	Application will be made to list the Callable Index LASERS on the American Stock Exchange under the symbol “IBG”
Agent’s Discount:	2.75%
Calculation Agent:	Citigroup Global Markets Inc.

CALLABLE INDEX LASERSSM	5

BENEFITS OF THE CALLABLE INDEX LASERS

°	Enhanced Appreciation Based Upon the Underlying Basket. The return on the Callable Index LASERS is based upon the performance of the Underlying Basket. If not called prior to maturity the Ending Value of the Underlying Basket exceeds its Starting Value, your participation in the basket’s appreciation will be increased by the Upside Participation Rate.

°	Potential Return Through Mandatory Call Feature. Citigroup Funding must call the Callable Index LASERS and pay you an amount in cash equal to $10 plus the applicable Mandatory Call Premium of approximately 10% to 11% per annum on a simple interest basis (to be determined on the Pricing Date) if on any Call Date the closing value of each of the three sub-indices is equal to or greater than its Initial Sub-Index Value. In this case, your return on the Callable Index LASERS will be greater than your initial investment and may be greater than the appreciation realized on the Underlying Basket at such time, although you should not expect to receive a return of more than approximately 10% to 11% per annum on a simple interest basis (to be determined on the Pricing Date).

°	Protection Against Loss in Limited Circumstances. If not previously called, at maturity you will receive your original investment in the Callable Index LASERS even if the closing value of the Underlying Basket has declined from its Starting Value, as long as the closing value does not decrease by the predetermined percentage or more during the term of the Callable Index LASERS. In this case, you will not suffer the same loss that a direct investment in the stocks included in the sub-indices comprising the Underlying Basket would produce. However, if the Ending Value is less than or equal to a pre-determined level, the maturity payment will be less than your original investment and could be zero.

°	Diversification. The Callable Index LASERS may provide a degree of diversification within the large capitalization portion of an investor’s portfolio through exposure to each of the sub-indices which are in different regions around the world.

KEY RISK FACTORS FOR THE CALLABLE INDEX LASERS

An investment in the Callable Index LASERS involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the Callable Index LASERS” section of the preliminary pricing supplement related to this offering for a full description of risks.

°	Potential for Loss. If not previously called, the maturity payment on the Callable Index LASERS will depend on the change in the closing value of the Underlying Basket during the term of the Callable Index LASERS. If the Ending Value of the Underlying Basket is less than its Starting Value and the closing value of the Underlying Basket decreases by a predetermined percentage or more on any index business day from the Pricing Date up to and including the Valuation Date, the maturity payment will be less than your original investment in the Callable Index LASERS and could be zero. This will be true even if the closing value of the Underlying Basket exceeded its Starting Value at one or more times over the term of the Callable Index LASERS.

°

Appreciation May Be Limited.    If the Callable Index LASERS are mandatorily called, you will receive an amount in cash equal to $10 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the closing value of the Underlying Basket is limited if the Callable Index LASERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium. Your return on the Callable Index LASERS may be less than your return on a similar security that

6	CALLABLE INDEX LASERSSM

allowed you to participate more fully in the appreciation of the Underlying Basket. (See the examples under “Hypothetical Call Prices and Maturity Payments” below).

°	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Callable Index LASERS prior to maturity, unless we call the Callable Index LASERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the sub-indices comprising the Underlying Basket.

°	Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the Callable Index LASERS, if the Callable Index LASERS are not mandatorily called and the Ending Value of the Underlying Basket does not increase sufficiently from its Starting Value, taking into account the Upside Participation Rate, the effective yield on the Callable Index LASERS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

°	Secondary Market May Not Be Liquid. Citigroup Funding will apply to list the Callable Index LASERS on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the Callable Index LASERS. Although Citigroup Global Markets Inc. intends to make a market in the Callable Index LASERS, it is not obligated to do so.

°	Resale Value of the Index Lasers May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the stocks included in the sub-indices comprising the Underlying Basket, interest rates, the earnings performance of the issuers of the stocks included in the sub-indices, correlation among the three sub-indices comprising the Underlying Basket, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the Callable Index LASERS may trade at prices below their initial price of $10 per Callable Index LASERS. You could receive substantially less than the amount of your initial investment if you sell your Callable Index LASERS prior to maturity.

°	Foreign Jurisdictions. Investments in securities that are indexed to the value of foreign securities markets may be more volatile than securities indexed to U.S. securities markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Some exchanges on which the stocks included in the sub-indices comprising the Underlying Basket are listed have adopted certain measures intended to prevent extreme fluctuations. Prices of the stocks included in the sub-indices comprising the Underlying Basket are subject to political, economic, financial, exchange rate and social factors that could negatively affect foreign securities markets.

°

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Callable Index LASERS. Further, Citigroup Funding expects to hedge its obligations under the Callable Index LASERS through the trading of the stocks included in the sub-indices or other instruments, such as options, swaps or futures, based upon the Underlying Basket, the sub-indices comprising the Underlying Basket or the stocks included in the sub-indices comprising the Underlying Basket, by one or more of its

CALLABLE INDEX LASERSSM	7

affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Callable Index LASERS may result in a conflict of interest.

°	Citigroup Credit Risk. The Callable Index LASERS are subject to the credit risk of Citigroup, Citigroup Funding’s parent company and the guarantor of any payments due on the Callable Index LASERS.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that hold the securities as capital assets.

In purchasing the securities, each holder agrees with Citigroup Funding Inc. that Citigroup Funding Inc. and such holder intend to treat a Callable Index LASERS for U.S. federal income tax purposes as a cash-settled derivative financial instrument providing for the future payment based on the value of the Underlying Basket. Under this characterization, a holder’s tax basis in the securities generally should equal the holder’s cost for the securities and gain or loss realized upon the mandatory redemption of the Callable Index LASERS for cash prior to or at maturity or upon a sale or maturity of the securities should be long-term capital gain or loss if the U.S. holder has held the Callable Index LASERS for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the Callable Index LASERS or instruments similar to the Callable Index LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Callable Index LASERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Callable Index LASERS should consult his or her tax advisor in determining the tax consequences of an investment in the Callable Index LASERS.

In the case of a holder of the securities that is not a U.S. person, payments made with respect to the Callable Index LASERS should not be subject to U.S. withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form). Any capital gain realized upon the sale or other disposition of the securities should not be subject to U.S. federal income tax if:

1.	Such gain is not effectively connected with a U.S. trade or business of such holder, and

2.	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Investors should refer to the preliminary pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine tax consequences particular to their situation.

The U.S.-Europe-Japan Basket

General. The Underlying Basket will be established on the Pricing Date and will be published by the American Stock Exchange under the symbol “CFIBG”. The Underlying Basket represents the value of the following three equity sub-indices: the S&P 500® Index, the Dow Jones EURO

8	CALLABLE INDEX LASERSSM

STOXX 50 IndexSM and the Nikkei 225 Stock AverageSM. The sub-indices track the price return of the broad equity markets in each respective geographic region. The Starting Value of the Underlying Basket will be set to equal 100 on the Pricing Date, with each sub-index given approximately equal weight. The American Stock Exchange in no way sponsors, endorses or is otherwise involved in the offering of the Callable Index LASERS.

Computation of the Underlying Basket. The Underlying Basket will be calculated by the American Stock Exchange. The Underlying Basket will be created using an “equal dollar-weighting” methodology so that each of the sub-indices is represented in an approximately equal dollar amount as of the Pricing Date. The value of the Underlying Basket on any index business day will equal the sum of the market value of the assigned number of units of each of the sub-indices. This assigned number of units of each of the sub-indices that comprise the Underlying Basket will be set to provide a benchmark value of 100 as of the Pricing Date.

The following graph sets forth the hypothetical historical closing values of the Underlying Basket on the last index business day of each month, commencing in January 2001 and ending in May 2006. Each value was calculated as if the Underlying Basket had been created on January 30, 2001 with an initial value of 100. The Underlying Basket actually will be established on the Pricing Date with a value of 100. The hypothetical historical closing values set forth below in the graph have not been reviewed or verified by the American Stock Exchange or any other independent third party.

Actual historical closing values of each of the three sub-indices were used to calculate the hypothetical historical closing values of the Underlying Basket. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the Underlying Basket on the Pricing Date or the future performance of the Underlying Basket. Any hypothetical historical upward or downward trend in the value of the Underlying Basket during any period set forth below is not an indication that the Underlying Basket is more or less likely to increase or decrease at any time during the term of the Callable Index LASERS.

Hypothetical U.S.-Europe-Japan Basket

CALLABLE INDEX LASERSSM	9

The source of the data on each of the sub-indices used to compute the hypothetical historical closing values of the Underlying Basket is Bloomberg.

Additional information on the Underlying Basket and each sub-index, including its respective makeup, method of calculation and changes in its components, is included in the preliminary pricing supplement related to this offering under “Description of the U.S.-Europe-Japan Basket,” “Description of the S&P 500® Index,” “Description of the Dow Jones EURO STOXX 50 IndexSM” and “Description of the Nikkei 225 Stock AverageSM.”

License Agreements. S&P and Citigroup Funding have entered into a nonexclusive license agreement providing for the license to Citigroup Funding, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Callable Index LASERS.

The license agreement between S&P and Citigroup Funding provides that the following language must be stated in this offering summary:

The Callable Index LASERS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Callable Index LASERS or any member of the public regarding the advisability of investing in securities generally or in the Callable Index LASERS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Citigroup Funding (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Citigroup Funding or the Callable Index LASERS. S&P has no obligation to take the needs of Citigroup Funding or the holders of the Callable Index LASERS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Callable Index LASERS, prices at which the Callable Index LASERS are initially to be sold, or quantities of the Callable Index LASERS to be issued or in the determination or calculation of the equation by which the Callable Index LASERS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Callable Index LASERS.

STOXX, Dow Jones and Citigroup Funding have entered into a nonexclusive license agreement providing for the license to Citigroup Funding in exchange for a fee, of the right to use indices owned and published by STOXX and Dow Jones in connection with certain securities, including the Callable Index LASERS. The license agreement provides that the following language must be stated in this offering summary.

“STOXX” and Dow Jones have no relationship to Citigroup Funding, other than the licensing of the use of the Dow Jones EURO STOXX 50 Index and the related trademarks as the case may be for use in connection with the calculation of the Index LASERS.

STOXX and Dow Jones do not: sponsor, endorse, sell or promote the Index LASERS; make investment recommendations that any person invest in the Callable Index LASERS or any other securities; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Callable Index LASERS; have any responsibility or liability for the administration, management or marketing of the Callable Index LASERS; or consider the Index LASERS or the owner of the Callable Index LASERS in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED

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THEREIN AND NEITHER STOXX NOR DOW JONES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, OWNERS OF THE INDEX LASERS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER DOW JONES NOR STOXX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR STOXX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The license agreement is solely for the benefit of Citigroup Funding and its affiliates, Dow Jones and STOXX and not for the benefit of the owners of the Callable Index LASERS or any other third parties.

The Nikkei 225 Stock Average is the intellectual property of NKS. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average” and “Nikkei 225” are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Stock Average.

NKS has entered into a license agreement providing Citigroup Funding a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Callable Index LASERS. The use of and reference to the Nikkei 225 Stock Average in connection with the Callable Index LASERS have been consented to by NKS, the publisher of the Nikkei 225 Stock Average.

NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock Average and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. The Callable Index LASERS are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this free writing prospectus that NKS makes any representation or warranty, implied or express, to Citigroup Funding, the holders of the Callable Index LASERS or any member of the public regarding the advisability of investing in securities generally or in the Callable Index LASERS in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take the needs of Citigroup Funding or the holders of the Callable Index LASERS into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Callable Index LASERS to be issued or any other amount payable with respect to the Callable Index LASERS is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Callable Index LASERS.

NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock Average or the manner in which such index is applied in determining the Interest Distribution Amount or any other amount payable in respect of the Callable Index LASERS.

Hypothetical Call Prices and Maturity Payments

The examples below show hypothetical Call Prices and maturity payments on the Callable Index LASERS for a range of Ending Values of the Underlying Basket. The examples of hypothetical Call Prices and maturity payments set forth below are intended to illustrate the effect of different closing values of the Underlying Basket on the amount you will receive in

CALLABLE INDEX LASERSSM	11

respect of the Callable Index LASERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

°	Issue Price: $10.00 per Callable Index LASERS

°	Pricing Date: July 25, 2006

°	Settlement Date: July 28, 2006

°	Valuation Date: July 27, 2009

°	Maturity Date: July 30, 2009

°	Starting Value: 100

°	Mandatory call occurs if the value of each sub-index is greater than or equal to its Initial Sub-Index Value

°	Mandatory Call Premium:

a.	10.50%, if called on any Call Date in July 2007

b.	21.00%, if called on any Call Date in July 2008

c.	31.50%, if called on any Call Date in July 2009

°	Upside Participation Rate: 150%

°	If the Callable Index LASERS have not been previously called, at maturity, whether you receive your initial investment ($10.00 per Callable Index LASERS) or less than $10 per Callable Index LASERS depends on whether the Ending Value of the Underlying Basket is less than its Starting Value and whether the closing value of the Underlying Basket has declined by 30% or more (to 70 or less, the “Downside Trigger”) from its Starting Value on any trading day after the Pricing Date up to and including the Valuation Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on whether the closing value of each of the sub-indices on any Call Date is greater than or equal to its Initial Sub-Index Value, causing the Callable Index LASERS to be called and, if the Callable Index LASERS are not called, whether the Ending Value of the Underlying Basket is less than its Starting Value and whether the closing value of the Underlying Basket declines by approximately 30% or more from the Starting Value, causing you to receive less than $10 per Callable Index LASERS.

Callable Index LASERS are Mandatorily Called on any of the Call Dates

The Callable Index LASERS have not been previously called and the closing value of each of the sub-indices on the relevant Call Date is equal to or greater than their Initial Sub-Index Value, the value at which a mandatory call occurs. The Callable Index LASERS are consequently called at the applicable Call Price of $10 plus the applicable Mandatory Call Premium per Callable Index LASERS.

a. If called on any Call Date in July 2007, the Call Price will equal $10 plus a Mandatory Call Premium of $1.05. Call Price = $10.00 + $1.05 = $11.05 per Callable Index LASERS

12	CALLABLE INDEX LASERSSM

b. If called on any Call Date in July 2008, the Call Price will equal $10 plus a Mandatory Call Premium of $2.10. Call Price = $10.00 + $2.10 = $12.10 per Callable Index LASERS
c. If called on any Call Date in July 2009, the Call Price will equal $10 plus a Mandatory Call Premium of $3.15. Call Price = $10.00 + $3.15 = $13.15 per Callable Index LASERS

d.      Even if the Downside Trigger has been breached, the Callable Index LASERS will be called on any Call Date if the closing value of each sub-index on such date is equal to or greater than its Initial Sub-Index Value, the value at which a Mandatory Call occurs. If called on any Call Date in July 2009, the Call Price will equal $10 plus a Mandatory Call Premium of $3.15.

Call Price = $10.00 + $3.15 = $13.15 per Callable Index LASERS

Callable Index LASERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached

The Callable Index LASERS are not called on any of the Call Dates, and the closing value of the Underlying Basket is not less than or equal to 70% of the Starting Value, or 70, on any index business day from the Pricing Date up to and including the Valuation Date. The maturity payment will be the initial principal amount $10 per Callable Index LASERS.

CALLABLE INDEX LASERSSM	13

Since the closing values of each of the sub-indices is not equal to or greater than its Initial Sub-Index Value on any Call Date, the Callable Index LASERS will not be called and since the lowest closing value of the Underlying Basket is not less than or equal to 70% of the Starting Value, or 70, on any index business day from the Pricing Date up to and including the Valuation Date, the maturity payment will be $10 per Callable Index LASERS.

Maturity Payment = $10.00 per Callable Index LASERS

Callable Index LASERS are not Mandatorily Called on any of the Call Dates and Downside Trigger is Breached

a.      The Callable Index LASERS are not called on any of the Call Dates, the Ending Value is less than the Starting Value and the closing value of the Underlying Basket is less than or equal to 70% of the Starting Value, or 70, on any index business day from the Pricing Date up to and including the Valuation Date. The maturity payment will be less than the initial principal amount of $10 per Callable Index LASERS.

Maturity Payment = $10.00 + Basket Return Amount Basket Return Amount = $10.00 x ((68 – 100) / 100) = –$3.20 Maturity Payment = $10.00 – $3.20 = $6.80 per Index LASERS

b.      The Callable Index LASERS are not called on any of the Call Dates, the Ending Value is greater than the Starting Value and the closing value of the Underlying Basket is less than or equal to 70% of the Starting Value, or 70, on any index business day from the Pricing Date up to and including the Valuation Date. The maturity payment is more than the initial principal amount of $10 per Callable Index LASERS.

Maturity Payment = $10.00 + Basket Return Amount Basket Return Amount = $10.00 x ((110 – 100) / 100) x 150% = $1.50 Maturity Payment = $10.00 + $1.50 = $11.50

14	CALLABLE INDEX LASERSSM

Summary Charts of Hypothetical Examples

Callable Index LASERS are Mandatorily Called*

All Sub-Indices at or Above Initial Sub-Index Value on any Call Date in July 2007	All Sub-Indices at or Above Initial Sub-Index Value on any Call Date in July 2008	All Sub-Indices at or Above Initial Sub-Index Value on any Call Date in July 2009	Payment on Call Date/Maturity
Yes	—	—	$11.05
No	Yes	—	$12.10
No	No	Yes	$13.15
*	Regardless of whether Dowside Trigger has been breached.

Callable Index LASERS are not Mandatorily Called

		Closing Value Did Not Decrease by 30% at Any Time		Closing Value Decreased by 30% or More at Any Time
Ending Value of the Basket	Percentage Change of the Basket from Starting Value to Ending Value	Return on the Index LASERS	Maturity Payment per Index LASERS	Return on the Index LASERS	Maturity Payment per Index LASERS
0.00	–100.00%	N/A	N/A	–100.00%	0.00
10.00	–90.00%	N/A	N/A	–90.00%	1.00
20.00	–80.00%	N/A	N/A	–80.00%	2.00
30.00	–70.00%	N/A	N/A	–70.00%	3.00
40.00	–60.00%	N/A	N/A	–60.00%	4.00
50.00	–50.00%	N/A	N/A	–50.00%	5.00
60.00	–40.00%	N/A	N/A	–40.00%	6.00
70.00	–30.00%	N/A	N/A	–30.00%	7.00
80.00	–20.00%	0.00%	10.00	–20.00%	8.00
90.00	–10.00%	0.00%	10.00	–10.00%	9.00
100.00	0.00%	0.00%	10.00	0.00%	10.00
110.00	10.00%	15.00%	11.50	15.00%	11.50
120.00	20.00%	30.00%	13.00	30.00%	13.00
130.00	30.00%	45.00%	14.50	45.00%	14.50
140.00	40.00%	60.00%	16.00	60.00%	16.00
150.00	50.00%	75.00%	17.50	75.00%	17.50
160.00	60.00%	90.00%	19.00	90.00%	19.00
170.00	70.00%	105.00%	20.50	105.00%	20.50
180.00	80.00%	120.00%	22.00	120.00%	22.00
190.00	90.00%	135.00%	23.50	135.00%	23.50
200.00	100.00%	150.00%	25.00	150.00%	25.00

CALLABLE INDEX LASERSSM	15

ERISA and IRA Purchase Considerations

Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), entities the assets of which are deemed to constitute assets of such plans, and government or other plans subject to laws substantially similar to ERISA are NOT permitted to purchase the Callable Index LASERS.

Individual retirement accounts, individual retirement annuities and Keogh plans will be permitted to purchase or hold the Callable Index LASERS as long as (1) no Citigroup Global Markets Inc. affiliate or employee manages the account or provides advice to the account that serves as a primary basis for the account’s decision to purchase or hold the Index LASERS, (2) if the account is owned by a Citigroup Global Markets Inc. employee, the employee does not receive any compensation as an employee (such as, for example, an addition to bonus) based on the purchase of Callable Index LASERS by his/her account, and (3) any SEP, Simple, or Keogh plans that purchase Index LASERS cover only the owners and not employees.

Additional Considerations

If no closing value of the Underlying Basket or of one or more of the sub-indices is available on the Valuation Date, or any other index business day, the Calculation Agent may determine the Ending Value or closing value, as the case may be, in accordance with the procedures set forth in the preliminary pricing supplement related to this offering. In addition, if the Underlying Basket or one or more of the sub-indices is discontinued, the Calculation Agent may determine the Ending Value or closing value, as the case may be, by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Underlying Basket or relevant sub-index prior to any such discontinuance. You should refer to the sections “Description of the Callable Index LASERS—Basket Return Amount” and “—Discontinuance of the Underlying Basket” in the preliminary pricing supplement for more information.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Callable Index LASERS, either directly or indirectly.

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“Standard and Poor’s®,” “S&P 500®,” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average,” and “Nikkei 225” are the service marks of Nihon Keizai Shimbun, Inc. The Nikkei 225 Stock Average is the intellectual property of Nihon Keizai Shimbun, Inc. and Nihon Keizai Shimbun, Inc. reserves all the rights, including copyright, to the Nikkei 225 Stock Average. “Dow Jones” is a service mark of Dow Jones & Company (“Dow Jones”). “STOXX,” “EURO STOXX,” and “EURO STOXX 50” are service marks of STOXX Limited (“STOXX”). These service marks have been licensed for use for certain purposes by Citigroup Funding Inc. The Index LASERS have not been passed on by Standard & Poor’s, the McGraw-Hill Companies, Nihon Keizai Shimbun, Inc., Dow Jones or STOXX. The Index LASERS are not sponsored, endorsed, sold or promoted by Standard & Poor’s, the McGraw-Hill Companies, Nihon Keizai Shimbun, Inc., Dow Jones or STOXX and neither of the above makes any warranties or bears any liability with respect to the Index LASERS

Index LASERSSM is a registered service mark of Citigroup Global Markets Inc.

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